Additional patent granted for Yasmin(R) in the U.S.

Berlin, Germany, September 15, 2004 - Schering AG, Germany (FSE: SCH, NYSE:
SHR), announced today that the U.S. Patent and Trademark Office has issued a patent for the formulation of micronized drospirenone and ethinyl estradiol for oral contraception. The patent has been listed in the FDA Orange Book and expires in 2020.

"This U.S. patent adds further strength to the intellectual property portfolio for our innovative oral contraceptive Yasmin(R)," said Phil Smits, MD, Head of Gynecology&Andrology, Schering AG.

The patent is directed to a number of issues related to formulations of micronized drospirenone and ethinyl estradiol for oral contraception. The patent is number 6,787,531.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Oncology, Diagnostic Imaging as well as Specialized Therapeutics for disabling diseases. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.
Your contacts at Corporate Communication:
Media Relations: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de

Your contacts in the US:
Media Relations: Kim Schillace, T:+1-973-487 2461, kimberly_schillace@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com

Find additional information at: www.schering.de/eng


FDA issues Approvable Letter for novel hormone therapy Angeliq(R)

Berlin, September 15, 2004 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that the U.S. Food and Drug Administration (FDA) issued an Approvable Letter for the novel hormone therapy Angeliq(R) (drospirenone and estradiol). The approval is subject to submission of additional manufacturing information. The company will prepare its response to the FDA immediately.

Professor Guenter Stock, member of the Executive Board of Directors of Schering AG, said "This FDA decision clearly confirms our strategy to stay committed to research and development in menopause management. Our aim is to offer a variety of choices for the individualized therapy of women."

"Based on this news, we are optimistic that we will obtain final approval for Angeliq(R) in 2005," said Reinhard Franzen, President and CEO of Berlex Laboratories, a U.S. affiliate of Schering AG.

Angeliq(R) is an oral hormone therapy intended to help women alleviate their menopausal symptoms such as hot flashes and vaginal dryness. In the U.S., the product will contain 0.5 mg drospirenone and 1 mg estradiol.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Oncology, Diagnostic Imaging as well as Specialized Therapeutics for disabling diseases. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.
Your contacts at Corporate Communication:
Media Relations: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de
Pharma Communication: Astrid Forster, T: +49-30-468 120 57, astrid.forster@schering.de

Your contacts in the US:
Media Relations: Kim Schillace, T:+1-973-487 2461, kimberly_schillace@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng